EXHIBIT A

                      TO FOREIGN CUSTODY MANAGER AGREEMENT
                             DATED NOVEMBER 12, 1998
                                     BETWEEN
               THE BEAR STEARNS FUNDS AND CUSTODIAL TRUST COMPANY


Name of Fund                                     Custody Agreement dated
Alpha Growth Portfolio                           June 23, 1997
High Yield Total Return Portfolio                December 22, 1997
Income Portfolio                                 December 22, 1997
International Equity Portfolio                   December 22, 1997
Intrinsic Value Portfolio                        February 22, 1995
S & P STARS Portfolio                            December 22, 1997
S&P STARS Opportunities  Portfolio               December 22, 1997
Small Cap Value Portfolio                        December 22, 1997
The Insiders Select Portfolio                    June 7, 1995



As revised May 6, 2002.